Exhibit 99.1

JACKSONVILLE BANCORP ANNOUNCES
2014 THIRD QUARTER EARNINGS

JACKSONVILLE, FLA., November 7, 2014/ -- Jacksonville Bancorp, Inc. (the “Company”) (NASDAQ: JAXB), holding company for The Jacksonville Bank (the “Bank”), announced today net income for the three months ended September 30, 2014 of $808 thousand compared to net income of $147 thousand for the three months ended September 30, 2013.  For the nine months ended September 30, 2014, the Company recorded net income of $1.3 million, compared to $375 thousand for the same period in the prior year.  Book value and tangible book value per common share as of September 30, 2014 were $6.26 and $6.15, respectively.

Balance Sheet Overview

Total assets were $510.5 million as of September 30, 2014, compared to $514.5 million as of September 30, 2013.  The decrease in total assets was largely due to a decrease in net loans of $10.5 million, a decrease in securities available-for-sale of $5.8 million, a decrease in other real estate owned (“OREO”) of $3.8 million and a decrease in bank-owned life insurance of $1.1 million.  These amounts were offset by an increase in cash and cash equivalents of $18.3 million.

Total assets increased $3.2 million, or 0.63%, from $507.3 million as of December 31, 2013 to $510.5 million as of September 30, 2014.  The increase was driven by an increase in cash and cash equivalents in the amount of $13.9 million and other real estate owned of $1.5 million.  These amounts were offset by a decrease in net loans of $9.1 million, a decrease in securities available-for-sale of $2.3 million and a decrease in bank-owned life insurance of $1.1 million.

Total deposits were $438.4 million as of September 30, 2014, a decrease of $2.0 million compared to total deposits of $440.4 million as of September 30, 2013.  The decrease was driven primarily by:

•	The time deposit portfolio decreased by $30.5 million, or 20.3%, driven primarily by a $23.6 million reduction in local CDs, $2.2 million in brokered CDs and national CDs of $4.8 million.

•	Noninterest-bearing deposits increased $15.4 million, or 15.7%, to $113.4 million.

•	Money market, NOW and savings deposits increased $13.2 million, or 6.9%, largely due to one large temporary escrow account that the Company anticipates will disperse funds in the last quarter of 2014.

Total deposits increased by $3.4 million, or 0.78%, during the nine months ended September 30, 2014, from $435.0 million as of December 31, 2013 to $438.4 million as of September 30, 2014.  The increase was driven primarily by:

•	Noninterest-bearing deposits increased $12.7 million, or 12.6%, to $113.4 million. This represents 25.9% of total deposits as of September 30, 2014.

•	Money market, NOW and savings deposits increased $16.9 million, or 9.0%, largely due to one large temporary escrow account that the Company anticipates will disperse funds in the last quarter of 2014.

•	The time deposit portfolio decreased by $26.2 million, or 17.9%, driven primarily by a $19.5 million reduction in local CDs, $2.2 million in brokered CDs and national CDs of $4.5 million.

_______________________________
All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

Asset Quality

As of September 30, 2014, nonperforming assets decreased to $18.7 million, or 3.67% of total assets, compared to $24.0 million, or 4.66% of total assets, as of September 30, 2013.

The following table presents information concerning nonperforming assets as of the last five quarters:

	As of
(Dollars in thousands)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Nonperforming Assets
Total nonperforming loans(1)	$14,130	$18,732	$16,579	$17,008	$15,516
Other real estate owned, net	4,606	4,000	3,559	3,078	8,438
Total nonperforming assets	$18,736	$22,732	$20,138	$20,086	$23,954
Allowance for loan losses	$(15,170)	$(14,616)	$(15,104)	$(15,760)	$(16,974)
Allowance for loan losses as a percentage of NPL's	107.36%	78.03%	91.10%	92.66%	109.40%
Nonperforming loans as a percentage of gross loans	3.92%	5.08%	4.37%	4.59%	4.16%
Total nonperforming assets as a percentage of total assets	3.67%	4.60%	4.05%	3.95%	4.66%
Total past due loans	$8,342	$13,835	$14,767	$19,460	$19,793
Loans past due 30-89 days,still accruing interest	$637	$1,294	$2,922	$5,857	$7,976

_______________________________
(1)	Total nonperforming loans (“NPL’s”) include loans on nonaccrual and loans past due over 90 days still on accrual.

As of September 30, 2014, nonperforming loans decreased $1.4 million when compared to September 30, 2013 and $2.9 million when compared to December 31, 2013.  The decrease in nonperforming loans was due to one large loan’s return to accrual, charge-offs (both partial and full) on impaired loans that were largely specifically reserved for as of December 31, 2013, as well as several impaired loans that were paid off during the year.  This was offset by a few large commercial real estate relationships that went on nonaccrual in the first nine months of 2014.

Total past due loans were $8.3 million as of September 30, 2014, compared to $19.5 million as of December 31, 2013.  The decrease is indicative of improvements in our customers’ ability to repay.  Although a loan may no longer be considered past due, it may remain a nonperforming loan until such time as future payments are reasonably assured.  Total loans past due 30-89 days, still accruing interest, were $637 thousand as of September 30, 2014 compared to $5.9 million as of December 31, 2013.  The decrease was due to a few large commercial real estate relationships noted above moving from performing to nonperforming loan status or to OREO in the first nine months of 2014.

The allowance for loan losses was 4.20% of total loans as of September 30, 2014, compared to 4.55% of total loans as of September 30, 2013 with an allowance for loan losses as a percentage of NPL’s of 107.36% as of September 30, 2014.  The allowance for loan losses decreased by $590 thousand during the nine months ended September 30, 2014 to $15.2 million compared to $15.8 million as of December 31, 2013.  The decrease in the allowance for loan losses as of September 30, 2014 compared to December 31, 2013 was driven primarily by an overall decrease in the historical loss component used in loans collectively evaluated for impairment and an overall decrease in the total loans collectively evaluated for impairment. In addition, specific reserves decreased slightly as balances on impaired loans have decreased from December 31, 2013 to September 30, 2014.

Operating Results

Total interest income decreased $354 thousand to $5.3 million for the three months ended September 30, 2014, compared to the same period in 2013.  This decrease was primarily driven by a decrease in average earning assets, in particular, average loan balances which declined by $14.3 million when compared to the same period in the prior year.  The average yield on loans decreased to 5.28% for the three months ended September 30, 2014, compared to 5.39% for the three months ended September 30, 2013.

Total interest income decreased $1.9 million for the nine months ended September 30, 2014 when compared to the same period in 2013.  This decrease was primarily driven by the decrease in average loan balances and a decrease in the average yield on loans to 5.26% for the nine months ended September 30, 2014 compared to 5.63% for the nine months ended September 30, 2013.  The decrease in the loan yield was driven by a decrease in accretion recognized on acquired loans of approximately $453 thousand  as well as a slight decrease in the core average yield earned on loans.

Interest expense decreased by $242 thousand and $780 thousand for the three and nine months ended September 30, 2014, respectively, when compared to the same periods in the prior year.  The average cost of interest-bearing liabilities decreased to 0.88% and 0.92% for the three and nine months ended September 30, 2014 compared to 1.06% and 1.10% for the three and nine months ended September 30, 2013, respectively.  The overall decrease in the average cost of interest-bearing deposits reflects an ongoing reduction in interest rates paid on deposits as a result of the re-pricing activities in the current low interest rate environment.

_______________________________
All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

The net interest margin increased by 8 basis points to 3.74% from 3.66%, when comparing the third quarter of 2014 to the same period in the prior year.  This increase was driven by the decrease in the average cost of interest-bearing liabilities which outpaced the decrease in the average yield on interest-bearing assets.  The average yield on interest-bearing assets benefitted by accretion recognized on a large acquired loan that was paid off in the third quarter of 2014.

The net interest margin decreased by 7 basis points to 3.77% from 3.84%, when comparing the first nine months of 2014 to the same period in the prior year.  This decrease was mainly due to the decrease in average cost of interest-bearing liabilities, offset by the decrease in accretion recognized on acquired loans as discussed above.

The provision for loan loss expense for the three and nine months ended September 30, 2014 was $0 and $287 thousand, respectively, as compared to a provision for loan loss expense of $367 thousand and $100 thousand for the three and nine months ended September 30, 2013, respectively.  The increase in the provision for loan losses is due to an increase in the reserves required on loans individually evaluated for impairment.  This was offset by a decrease in the reserves required on loans collectively evaluated for impairment.

Noninterest income was $867 thousand and $1.6 million for the three and nine months ended September 30, 2014, respectively, compared to $761 thousand and $1.6 million for the three and nine months ended September 30, 2013, respectively.  Included in the prior year other income was realized gains from the sale of investment securities of $391 thousand and $437 thousand for the three and nine months ended September 30, 2013, respectively. No such sales occurred during the three and nine months ended September 30, 2014.  For the three and nine months ended September 30, 2014, the Company recorded a gain of $489 thousand from bank-owned life insurance due to life insurance benefits received in excess of cash surrender value from the death of a former employee.

Noninterest expense decreased to $4.5 million for the three months ended September 30, 2014, compared to $4.8 million for the three months ended September 30, 2013.  This decrease was mainly due to a reduction in salaries and employee benefits of $233 thousand and other real estate owned expense of $111 thousand.  The remainder of the components of noninterest expense remained relatively flat when compared to the same period in the prior year.

Noninterest expense decreased to $13.4 million for the nine months ended September 30, 2014, compared to $15.6 million for the nine months ended September 30, 2013.  This decrease was due to a decrease in professional fees of $0.4 million, mainly related to audit and legal fees that were higher in the nine-month period in 2013 as a result of the special shareholders’ meeting held in the first quarter of 2013.  In addition, there was a decrease of $1.1 million for OREO and $438 thousand for loan expenses as a result of the Company’s execution of its strategy to reduce problem assets. The remainder of the components of noninterest expense remained relatively flat period-over-period.

Income tax expense increased to $20 thousand for the nine months ended September 30, 2014, compared to none for the same period in 2013.  This was a result of Alternative Minimum Taxes.  The Company recorded a full valuation allowance against its deferred taxes as of December 31, 2011.  Based on an analysis performed as of September 30, 2014, it was determined that the need for a full valuation allowance still existed.

On a per common share basis, the Company had net income available to common shareholders of $0.14 and $0.23 for the three and nine months ended September 30, 2014, compared to net income (loss) available to common shareholders of $0.03 and $(7.06) for the same periods in the prior year.

“The solid execution of our strategy is reflected in our ability to achieve operational efficiencies, ongoing asset quality improvement and stabilization in our balance sheet,” said Chief Executive Officer Kendall L. Spencer.  “We have turned the corner and remain committed to the community banking model that has served us well over the years and supports an operating strategy that meets the needs of our community, employees and investors.”

_______________________________
All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

SUBSEQUENT EVENTS

As previously disclosed in May 2014, the Company began implementing a restructuring plan in order to better align the Company’s and the Bank’s processes and procedures with the best industry practices and standards.  As part of that plan, on October 22, 2014, the Company implemented a second reduction in the Bank’s workforce eliminating an additional 14 positions and affecting eight employees, or approximately 10% of the workforce.  This action was approved by the Company’s board of directors on August 13, 2014.  The Company estimates it will incur approximately $60 thousand in restructuring expenses in connection with this workforce reduction, consisting of severance benefits and other employee-related costs.  The $60 thousand in estimated costs is expected to be recognized as a one-time charge in the fourth quarter.  As a result of this second reduction, the total restructuring plan has resulted in the elimination of 32.5 positions at the Bank, or approximately 30% of the workforce and total restructuring costs of $111 thousand.

The Company

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $510.5 million in assets and eight full-service branches in Jacksonville and Jacksonville Beach, Duval County, Florida, as well as our virtual branch.  The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in the greater Jacksonville area of Northeast Florida.  More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties.  The risks, uncertainties and factors affecting actual results include but are not limited to: our ability to dispose of substandard assets and the disposition prices thereof; economic and political conditions, especially in North Florida; real estate prices and sales in the Company’s markets; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes.  The Company’s actual results may differ significantly from the results discussed in forward-looking statements.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference.

Contact Valerie Kendall at 904-421-3051 for additional information.

_______________________________
All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Consolidated Earnings Summary
Total interest income	$5,251	$5,533	$5,118	$5,169	$5,605
Total interest expense	790	832	852	948	1,032
Net interest income	4,461	4,701	4,266	4,221	4,573
Provision for loan losses	-	287	-	715	367
Net interest income after provision for loan losses	4,461	4,414	4,266	3,506	4,206
Total noninterest income	867	379	377	198	761
Total noninterest expense	4,500	4,286	4,617	5,039	4,820
Income (loss) before income tax	828	507	26	(1,335)	147
Income tax expense	20	-	-	-	-
Net income (loss)	$808	$507	$26	$(1,335)	$147

	For the Three Months Ended
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Summary Average Consolidated Balance Sheet
Loans, gross	$363,232	$374,591	$375,753	$369,718	$377,563
Securities	82,693	81,483	85,005	89,424	84,602
Other earning assets	27,553	21,848	17,566	30,693	33,855
Total earning assets	473,478	477,922	478,324	489,835	496,020
Other assets	26,092	19,682	17,656	23,127	23,554
Total assets	$499,570	$497,604	$495,980	$512,962	$519,574

Interest-bearing liabilities	$355,148	$357,817	$362,542	$376,129	$385,932
Other liabilities	108,628	105,100	99,227	101,391	101,763
Shareholders' equity	35,794	34,687	34,211	35,442	31,879
Total liabilities and shareholders' equity	$499,570	$497,604	$495,980	$512,962	$519,574

	For the Three Months Ended
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Per Share Data
Basic (loss) earnings per common share	$0.14	$0.09	$0.00	$(0.23)	$0.03
Diluted (loss) earnings per common share	$0.14	$0.09	$0.00	$(0.23)	$0.03
Basic weighted average common shares outstanding	5,795,121	5,795,095	5,795,095	5,782,058	5,307,032
Diluted weighted average common shares outstanding	5,797,102	5,795,639	5,802,828	5,782,058	5,307,042
Total shares outstanding at end of period	5,795,121	5,795,095	5,795,095	5,795,095	5,398,713
Closing market price per share	$10.79	$10.50	$10.50	$12.60	$9.90

_______________________________
All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 213
Selected ratios
Return on average assets	0.64%	0.41%	0.02%	(1.03)%	0.11%
Return on average equity	8.96%	5.86%	0.31%	(14.94)%	1.83%
Average equity to average assets	7.16%	6.97%	6.90%	6.91%	6.14%
Tangible common equity to tangible assets	6.99%	7.05%	6.80%	6.53%	6.19%
Interest rate spread	3.52%	3.71%	3.39%	3.19%	3.42%
Net interest margin	3.74%	3.95%	3.62%	3.42%	3.66%
Allowance for loan losses as a percentage of total loans	4.20%	3.97%	3.98%	4.25%	4.55%
Allowance for loan losses as a percentage of NPL's	107.36%	78.03%	91.10%	92.66%	109.40%
Ratio of net charge-offs as a percentage of average loans	(0.61)%	0.83%	0.71%	2.07%	0.82%
Efficiency ratio	84.46%	84.37%	99.44%	114.03%	90.36%

	As of
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Summary Consolidated Balance Sheet
Cash and cash equivalents	$54,244	$30,130	$23,563	$40,325	$35,926
Securities	82,425	82,168	81,123	84,771	88,203
Loans, gross	360,662	368,560	379,284	370,352	372,955
Allowance for loan losses	(15,170)	(14,616)	(15,104)	(15,760)	(16,974)
Loans, net	345,492	353,944	364,180	354,592	355,981
Other intangible assets, net	634	706	777	849	938
All other assets	27,689	27,691	27,131	26,752	33,499
Total assets	$510,484	$494,639	$496,774	$507,289	$514,547

Deposit accounts	$438,365	$420,870	$423,979	$434,966	$440,354
All other liabilities	35,825	38,249	38,291	38,391	41,472
Shareholders' equity	36,294	35,520	34,504	33,932	32,721
Total liabilities and shareholders' equity	$510,484	$494,639	$496,774	$507,289	$514,547

_______________________________
All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Nine Months Ended
	September 30, 2014	September 30, 2013
Consolidated Earnings Summary
Total interest income	$15,902	$17,764
Total interest expense	2,474	3,254
Net interest income	13,428	14,510
Provision for loan losses	287	100
Net interest income after provision for loan losses	13,141	14,410
Total noninterest income	1,623	1,562
Total noninterest expense	13,403	15,597
Income before income tax	1,361	375
Income tax expense	20	-
Net income	$1,341	$375
Noncash, implied preferred stock dividend	-	(31,464)
Net income (loss) available to common shareholders	$1,341	$(31,089)

	For the Nine Months Ended
	September 30, 2014	September 30, 2013
Summary Average Consolidated Balance Sheet
Loans, gross	$371,146	$387,739
Securities	83,051	89,291
Other earning assets	22,360	28,087
Total earning assets	476,557	505,117
Other assets	21,174	20,568
Total assets	$497,731	$525,685

Interest-bearing liabilities	$358,477	$395,140
Other liabilities	104,351	97,679
Shareholders' equity	34,903	32,866
Total liabilities and shareholders' equity	$497,731	$525,685

	For the Nine Months Ended
	September 30, 2014	September 30, 2013
Per Share Data
Basic earnings (loss) per common share	$0.23	$(7.06)
Diluted earnings (loss) per common share	$0.23	$(7.06)
Basic weighted average common shares outstanding	5,795,104	4,401,317
Diluted weighted average common shares outstanding	5,798,453	4,401,317
Total shares outstanding at end of period	5,795,121	5,398,713
Closing market price per share	$10.79	$9.80

_______________________________
All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Nine Months Ended
	September 30, 2014	September 30, 2013
Selected ratios
Return on average assets	0.36%	0.10%
Return on average equity	5.14%	1.53%
Average equity to average assets	7.01%	6.25%
Tangible common equity to tangible assets	6.99%	6.19%
Interest rate spread	3.54%	3.60%
Net interest margin	3.77%	3.84%
Allowance for loan losses as a percentage of total loans	4.20%	4.55%
Allowance for loan losses as a percentage of NPL's	107.36%	109.40%
Ratio of net charge-offs as a percentage of average loans	0.32%	1.24%
Efficiency ratio	89.05%	97.04%

	As of
	September 30, 2014	December 31, 2013
Summary Consolidated Balance Sheet
Cash and cash equivalents	$54,244	$40,325
Securities	82,425	84,771
Loans, gross	360,662	370,352
Allowance for loan losses	(15,170)	(15,760)
Loans, net	345,492	354,592
Other intangible assets, net	634	849
All other assets	27,689	26,752
Total assets	$510,484	$507,289

Deposit accounts	$438,365	$434,966
All other liabilities	35,825	38,391
Shareholders' equity	36,294	33,932
Total liabilities and shareholders' equity	$510,484	$507,289

_______________________________
All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.